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Amplius Asset Management, LLC

CODE OF ETHICS

Amplius Asset Management, LLC

Effective Date: Month January, 2025

This Code of Ethics is the property of Amplius Asset Management, LLC and its contents are confidential. External distribution is not permitted without approval of the Chief Compliance Officer.

1.INTRODUCTION

Rule 204A-1 promulgated under the Investment Advisors Act of 1940 (the “Advisers Act”) requires registered investment advisors to adopt a code of ethics (the “Code of Ethics”) designed to protect Clients and institute procedures to reasonably prevent and detect violations of the Advisers Act. The Firm will describe its Code of Ethics to Clients in writing and, upon request, furnish Clients with a copy of the Code of Ethics.

2.STANDARDS OF CONDUCT

As employees of a registered investment adviser, all affiliated persons must accept that there are limitations that are necessary to fulfill the Firm’s fiduciary duty to its Clients. All Access Persons, on behalf of the Firm, must adhere to the following standards of conduct:
•Comply with applicable federal and state securities laws at all times;
•Act with integrity and dignity and act in an ethical manner in dealings with the public, Clients and professional associates;
•Put Clients’ interests first;
•Act with the utmost good faith;
•Provide full and fair disclosure of all material facts;
•Never mislead Clients;
•Disclose all potential conflicts of interest and, when possible, avoid conflicts of interest, including personal trading; and
•Keep confidential all information concerning Client and firm investment holdings and transactions, except as noted in the Firms privacy policy.

Creating and maintaining Clients’ trust in the Firm is the paramount goal. It is the philosophy of the Firm that long-term success for the company is directly impacted by the long-term satisfaction of Clients.

All Associated Persons must disclose all matters that reasonably could be expected to interfere with the duty to the Firm and its Clients. If there is ever a question as to whether a situation arises to the level of a conflict of interest, please consult your CCO.

All Associated Persons of the Firm must comply with the Rules. In particular, it is unlawful for the Firm and any Associated Person, by use of the mail or any means or instrumentality of interstate commerce, directly or indirectly:
•To employ any device, scheme or artifice to defraud any Client or prospective Client of the Firm;
•To engage in any transaction, practice, or course of business which operates or would operate as a fraud or deceit upon any Client or prospective Client of the Firm; or
•To engage in any fraudulent, deceptive, or manipulative practice.

In addition, Firm personnel are prohibited from, among other things, engaging in the following activities:
•Performing any activities they are not otherwise authorized to perform under Firm policies, the Compliance Manual or the Rules;
•Failing to disclose conflicts of interests;
•Recommending securities or investment products outside the Investment Parameters of the Client;
•Permitting their personal investments or affiliations to influence advice to a Client;
•Failing to notify the CCO immediately about, or attempting to settle, any Client complaints on their own;
•Guaranteeing any security or investment product recommended to the Client or the performance of a Client’s investment or account;
•Signing a Client’s name to any document, even if the Client gives permission to do so;
•Accepting money from a Client as additional compensation for investment advisory services offered;
•Borrowing money from a Client without prior consent from the CCO;

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•Making discretionary trades for a Client who has not given the Firm written authority to make such trades;
•Advertising their services or those of the Firm without prior approval of the Firm;
•Raising money for charitable or political organizations without prior approval from the Firm;
•Becoming employed with another company or serving as a director of another company without prior approval from the Firm; and
•Giving gifts to Clients or receiving gifts from Clients without prior approval from the CCO.

In adopting this Code of Ethics, the Firm recognizes that it, and its Associated Persons owe a fiduciary duty to the Firm’s Client accounts and must (1) at all times place the interests of Firm Clients first; (2) conduct personal securities transactions in a manner consistent with this Code of Ethics and avoid any abuse of a position of trust and responsibility; and (3) adhere to the fundamental standard that Associated Persons should not take inappropriate advantage of their positions. In addition, Associated Persons must report any violations of the Code of Ethics to the Firm’s CCO.

3.DEFINITIONS

“Access Person” means any supervised person of the Firm:
(i)Who has access to nonpublic information regarding any Clients’ purchase or sale of securities;
(ii)Who is involved in making securities recommendations to Clients, or who has access to such recommendations that are non-public;
(iii)Because the Firm’s primary business is providing investment advice, all of the Firm’s directors, officers and partners are presumed to be access persons; or
(iv)Such other persons as the CCO will designate.
“Acquisition” or “Acquire” includes any purchase and the receipt of any gift or bequest of any Reportable Security.
“Affiliate Account” means, as to any Access Person, an Account:
(i)Of any Family Member of the Access Person;
(ii)For which the Access Person acts as a custodian, trustee or other fiduciary;
(iii)Of any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of section 13 or 15(d) of the 1934 Act nor registered under the Investment Company Act of 1940 (the “Company Act”) and in which the Access Person or a Family Member has a direct or indirect Beneficial Ownership; and
(iv)Of any Access Person of the Firm.

“Associated Person” of the Firm means any Access Person, and any employees, including independent contractors who perform advisory functions on behalf of the Firm.

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” means a direct or indirect “pecuniary interest” (as defined in Rule 16a‐1(a)(2) under the 1934 Act that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a Security. This term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a Security. An Access Person is presumed to have Beneficial Ownership of any Family Member’s account.

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“Client Account” means any account for which the Firm provides services, including investment advice and investment decisions.

“Control” has the same meaning as in section 2(a)(9) of the Company Act. Section 2(a)(9) defines “Control” as the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company.
“Disposition” or “Dispose” includes any sale and the making of any personal or charitable gift of Reportable Securities. “Family Member” of an Access Person means:
(i)That person’s spouse or minor child who resides in the same household;
(ii)Any adult related by blood, marriage or adoption to the Access Person (a “relative”) who shares the Access Person’s household; Any relative dependent on the Access Person for financial support; and
(iii)Any other relationship (whether or not recognized by law) which the CCO determines could lead to the possible conflicts of interest or appearances of impropriety this Code of Ethics is intended to prevent.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or rule 504, 505 or 506 under the 1933 Act.

“Material Non‐Public Information”
(i)Information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities or information that is reasonably certain to affect the market price of the company's securities, regardless of whether the information is directly related to the company’s business.
(ii)Information is considered “nonpublic” when it has not been effectively disseminated to the marketplace. Information found in reports filed with the Commission or appearing in publications of general circulation would be considered public information.
“Purchase or sale of a Security” includes, among other things, transactions in options to purchase or sell a Security. “Reportable Security” means a Security as defined in the Code of Ethics, but does not include:
(i)Direct obligations of the Government of the United States;
(ii)Money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short‐term debt instruments, including repurchase agreements;
(iii)Shares issued by money market funds;
(iv)Shares issued by other mutual funds; and
(v)Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds.

“Restricted Security” means any Security on the Firm’s Restricted Security List. In general, this list will include securities of public companies which are Clients of the Firm, or whose senior management are Clients of the Firm.

“Rumor” means a false or misleading statement or a statement without a reasonable basis. A statement will not be considered a “Rumor” if it is clearly an expression of an individual’s or the Firm’s opinion.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit‐sharing agreement, collateral‐trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting‐trust certificate, certificate of deposit

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for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

4.GIFTS AND ENTERTAINMENT

Supervised Persons may not offer, give, solicit or accept any inducements, which may lead to conflicts of interest. Gifts of nominal value (generally, up to $500 per individual per year) are acceptable. Entertainment that is reasonable and customary, such as an occasional dinner, a ticket to a sporting event, or comparable entertainment, which is neither so frequent nor so extensive as to raise any question of propriety, is appropriate. If the individual or firm providing the entertainment is not present, the Firm considers the event to be a “gift”.

Supervised Persons are required to submit all gifts or entertainment received or given, in the course of business, to the CCO or delegate for approval, except for any de minimis gifts or entertainment. A relaxation of, or exemption from, these limits may only be granted by the CCO. Gifts and entertainment of extraordinary or extravagant nature to a Supervised Person are to be declined or returned so as not to compromise the reputation of the Supervised Person or the Firm.

The CCO or delegate of the Firm has implemented an internal procedure, within the Compliance Manual, to ensure adequate documentation of any gifts given or received that are above the de minimis value.

As a result of the various relationships the Firm may have with its Clients, vendors and other entities, Supervised Persons generally may not solicit gifts or gratuities nor give inducements, except in accordance with these policies and procedures.

Key Definition(s):
Entertainment. An event (e.g. a dining or social event) is considered entertainment if a representative of the Firm is in attendance and there is a specific business purpose for the event. For example, if a Supervised Person invites a Client or prospective Client to dinner, this activity would be permissible entertainment, as long as there is no conflict of interest.

Inducements. The term “inducements” means gifts, entertainment and similar benefits which are offered to or given by Supervised Persons.

De Minimis Gifts and Entertainment. De minimis gifts and entertainment are defined as any gifts or entertainment with an estimated value under $75. Also, perishable items received, such as fruit baskets, other food as well as corporate logo apparel from an unaffiliated party are excluded from these requirements as long as such item does not otherwise conflict with the policies herein.

5.OUTSIDE BUSINESS ACTIVITIES

Supervised Persons must receive prior approval from the CCO before undertaking any such activity so that a determination may be made that the activities do not interfere with any of the individual’s responsibilities with the Firm and any conflicts of interests may be addressed. Each Supervised Person is under a continuing obligation to report, amend and update any outside business activities on their Form U4 as changes occur.

To obtain approval Supervised Persons must complete an Outside Business Activity certification to provide all relevant details of each OBA to the CCO: (1) the name and address of the outside business organization; (2) a description of the

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business of the organization; (3) compensation and ownership, if any, to be received; (4) a description of the activities to be performed; and (5) the amount of time per month that will be spent on the outside activity.

The Supervised Person shall request an Outside Business Activity Form for such submission (Please see Item 10). Records of requests for approval along with the reasons such requests were granted or denied are maintained by the CCO.

Key Definition:
Outside Business Activity. Any employment or other outside activity by a Supervised Person may result in possible conflicts of interest for the individual or for the Firm.

Outside business activities, which must be reviewed and approved, include the following:

•Being employed or compensated by any other entity;
•Engaging in any other business including part-time, evening or weekend employment;
•Serving as an officer, director, partner, etc., in any other entity;
•Ownership interest in any non-publicly traded company or other private investments; or,
•Any public speaking or writing activities.

6.POLITICAL CONTRIBUTIONS

Any political campaign support or activity performed by Supervised Persons of the Firm must be in one’s individual, personal capacity and may not entangle the Firm in any way. ALL political contributions must be reported to the CCO prior to making such contributions.

Rule 206(4)-5 of the Advisers Act defines requirements for political contributions made by the Firm and its Supervised Persons. As such, the de minimis contribution amount to avoid this prohibition is $350 or less to officials for whom the Supervised Person was entitled to vote at the time of the contribution, or $150 to officials for whom the Supervised Person was not entitled to vote, per election.

The Firm is prohibited from accepting a government entity as a Client within two (2) years after a contribution is made, above the de minimis amount noted below, to an official of the government entity by the Firm or its Supervised Persons. This includes government entities receiving contributions by individuals that become Supervised Persons of the Firm within two years of the individual making the contribution (i.e., contributions before employment).

The Firm does not engage, as a matter of policy, in any advisory relationship where there is a requirement to compensate an unaffiliated third party in order to obtain the privilege to conduct business with a political entity or individual. These practices are commonly referred to as “Pay to Play” and are considered prohibited transactions under the Securities Laws and the Firm’s policies. Pay to Play situations are typically equated with political contributions, but actually include ANY entity where such compensation arrangement exists.

In addition, any solicitors or third parties engaged by the Firm will be required to disclose any solicitation activities involving Pay to Play arrangements or any activities involving government entities to the Firm.

Key Definition(s):
Political Contribution. A political contribution is defined as any gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing any election for federal, state or local office. This definition includes any payment of debt incurred in connection with any such election; or transition or inaugural expenses incurred by the successful candidate for state or local office.

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7.PROHIBITED PURCHASES, SALES AND PRACTICES

Timing of Personal Transactions
No Access Person may purchase or sell, directly or indirectly, any Security in which the Access Person or an Affiliate Account has, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership if the Access Person knows or reasonably should know that the Security, at the time of the purchase or sale (i) is being considered for purchase or sale on behalf of any Client Account; or (ii) is being actively purchased or sold on behalf any Client Account.

If the Firm is purchasing/selling or considering for purchase/sale any Security on behalf of a Client Account, no Access Person may effect a transaction in that Security prior to the Client purchase/sale having been completed by the Firm, or until a decision has been made not to purchase/sell the Security on behalf of the Client Account.

    Exceptions
1.Family members who are employed by outside employers may participate in company-sponsored retirement plans and may purchase company stock through employer-sponsored stock purchase plans or option exercise programs.
2.Employees are permitted to sell shares of non-acceptable securities held upon employment or acquired through gift or other transfer.
All brokerage accounts for access persons or their immediate family members must be disclosed to compliance. All transactions for these accounts are systemically uploaded in the system via an electronic feed which are reviewed against other Firm trading as well as any utilized restricted lists. Any prohibited trading will be discussed with the access persons supervisor as well as documented as potential findings on a branch review.

Improper Use of Information
No Access Person may use his or her knowledge about the securities transactions or holdings of a Client Account in trading for any account that is directly or indirectly beneficially owned by the Access Person or for any Affiliate Account. Any investment ideas developed by an Access Person must be made available to Client Accounts before the Access Person may engage in personal transactions or transactions for an Affiliate Account based on these ideas.

No Associated Person:
•while aware of material nonpublic information about a company, may purchase or sell securities of that company until the information becomes publicly disseminated and the market has had an opportunity to react;
•will disclose material nonpublic information about a company to any person except for lawful purposes; or
•may purchase or sell any Restricted Securities, found on the Restricted Securities List in the shared drive, as for as long as the publicly traded company (or any member of its senior management) is a Client of the Firm, unless expressly approved in advance by the CCO.

Improper Circulation of Rumors
No Associated Person may originate or circulate any Rumor concerning any Security that the Associated Person knows or has reasonable grounds for believing is false or misleading and is likely to improperly influence the market price of a Security. The following activities are not prohibited:
•Discussion of Rumors that are published by widely circulated;
•Discussion of Rumors among other financial services professionals when discussing market or trading conditions; and
•Discussion with others for the purpose of verifying or inquiring into the accuracy of a Rumor.

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Initial Public Offerings
No Access Person may acquire any securities in an Initial Public Offering without first obtaining pre‐clearance and approval from the CCO.

Limited Offerings
No Access Person may acquire any securities in a Limited Offering/Private Placement without first obtaining pre‐clearance and approval from the CCO.

3.REPORTING

An Access Person must submit to the CCO, on forms designated by the CCO, the following reports as to all Reportable Securities holdings and brokerage accounts in which the Access Person has, or by reason of a transaction, and acquires, Beneficial Ownership:
•Immediate family members of the Access Person who share a primary residence;
•Minor children of the Access Person (regardless of whether or not they share a residence);
•Partnership or LLC in which the Access Person is a general partner or manager;
•An entity in which the Access Person has a controlling ownership.

Initial Holdings Reports
Not later than 30 days after an Access Person becomes an Access Person, a Certification and Holdings Report with the following information which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:
•The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;
•The name of any broker, dealer or bank in which the Access Person maintains an account in which any securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and
•The date the report is being submitted by the Access Person.

Quarterly Reportable Securities Transaction Reports
Not later than 30 days after the end of each calendar quarter, a Transactions Report for any transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition) during the calendar quarter of a Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership including:
•The date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security;
•The nature of the transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition):
•The price of the Reportable Security at which the transaction was effected;
•The name of the broker, dealer or bank with or through which the transaction was effected; and
•The date the report is being submitted by the Access Person.

Annual Holdings Reports
At least once each twelve (12) month period by a date specified by the CCO, a Certification and Holdings Report with the following information which must be current as of a date no more than 45 days prior to the date the report is submitted:
•The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

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•The name of any broker, dealer or bank in which the Access Person maintains an account in which securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and
•The date the report is being submitted by the Access Person.

Exceptions From Reporting Requirements
An Access Person need not submit:
•Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control;
•A transaction report with respect to transactions effected pursuant to an automatic investment plan;
•A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the close of the calendar quarter in which the transaction takes place.
•Any 529 plans or mutual fund shares held at the fund.

Disclaimer of Beneficial Ownership
Any report submitted by an Access Person in accordance with this Code of Ethics may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect Beneficial Ownership in any Security or brokerage account to which the report relates. The existence of any report will not, by itself, be construed as an admission that any event included in the report is a violation of this Code of Ethics.

Annual Certification of Compliance
Each Access Person must submit annually, a Certification and Holdings Report by a date specified by the CCO, that the Access Person:
•Has received, read and understand this Code of Ethics and recognizes that the Access Person is subject to the Code;
•Has complied with all the requirements of this Code of Ethics; and
•Has disclosed or reported all personal securities transactions, holdings and accounts required by this Code of Ethics to be disclosed or reported.

Other Certifications
Each Access Person must submit quarterly or annually other certifications deemed necessary by the CCO. They include:
•Compliance and Understanding of the Gifts and Gratuities policy;
•Compliance and Understanding of the Political Contributions policy;
•Compliance and Understanding of the Insider Trading Policy;
•Compliance with and Understanding of the Electronic Communications Policy;
•Receipt and understanding of the Business Continuity and Disaster Recovery plan;
•Receipt and understanding of the Cybersecurity Policy.

Legal or Regulatory Proceedings
All Firm personnel (including, but not limited to, Access Persons) will immediately notify the CCO if they become the subject of a complaint or legal action involving:
•Any arrest, summons, subpoena, indictment or conviction for a criminal offense;
•An investigation or governmental proceeding;
•Any refusal of registration or injunction, censure, fine or other disciplinary action imposed by a regulatory body;
•Any litigation or arbitration;
•Any bankruptcy proceedings; or

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•Any other disciplinary event which the Firm personnel believes may be material to their employment at the Firm.

4.INSIDER TRADING

The securities laws prohibit trading by a person while in the possession of Material Nonpublic Information about a company or about the market for that company’s securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others. Section 204A of the Advisers Act requires that investment advisers maintain and enforce written policies reasonably designed to prevent the misuse of Material Nonpublic Information by the investment adviser or any person associated with the investment adviser. Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC and criminal and civil prosecution.
Trading on Material Nonpublic Information
No employee of an investment adviser who is in possession of Material Nonpublic Information about a company, or about the market for that company’s securities, is permitted to purchase or sell those securities until the information becomes public and the market has had time to react to it. Should you have any doubt regarding the propriety of a proposed securities transaction, you should seek advice from the CCO, who has been designated by the Firm to handle such matters.
Disclosure of Material Nonpublic Information
No person associated with the Firm may disclose Material Nonpublic Information about a company or about the market for that company’s securities:
•To any person except to the extent necessary to carry out the legitimate business obligations of the Firm; or
•In circumstances in which the information is likely to be used for unlawful trading.
Questions About the Firm’s Insider Trading Policy
While compliance with the law and with policies and procedures described above is each individual’s responsibility, interpretive questions may arise, such as whether certain information is Material Nonpublic Information, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed with the CCO, who has been designated by the Firm to respond to such questions.
Non‐Disclosure of Confidential Information
No Access Person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to, or executed on behalf of a Client Account. In addition, no Associated Person may use confidential information for their own benefit or disclose such confidential information to any third party, except as such disclosure or use may be required in connection with their employment or as may be consented to in writing by the CCO. These provisions will continue in full force and effect after termination of the Associated Person’s relationship with the Firm, regardless of the reason for such termination.

Violations
Violations of the Firm’s policies and procedures relative to prohibitions against insider trading will be regarded with the utmost seriousness and will subject personnel to disciplinary action.

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5.CONFIDENTIALITY

Confidentiality of Information in Access Persons’ Reports
All information obtained from any Access Person under this Code of Ethics normally will be kept in strict confidence by the Firm. However, reports of transactions and other information obtained under this Code of Ethics may be made available to the Commission, any other regulatory or self‐regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by management of the Firm. Furthermore, in the event of violations or apparent violations of the Code of Ethics, information may be made available to appropriate management and supervisory personnel of the Firm, to any legal counsel to the above persons and to the appropriate persons associated with a Client Account affected by the violation.

6.SANCTIONS
Upon determining that an Access Person has violated this Code of Ethics, the Firm’s CCO or his or her designee, may impose such sanctions as he or she deems appropriate. These include, but are not limited to, a letter of censure, disgorgement of profits obtained in connection with a violation, the imposition of fines, restrictions on future personal trading, termination of the Access Person’s position or relationship with the Firm or referral to civil or criminal authorities.

7.DUTIES OF THE CCO

Identifying and Notifying Access Persons
The CCO will identify each Access Person and notify each Access Person that the person is subject to this Code of Ethics, including the reporting requirements.

Providing Information to Access Persons
The CCO will provide advice, with the assistance of counsel if necessary, about the interpretation of this Code of Ethics.

Revising the Restricted Securities List
The Firm does not currently maintain a list of securities, other than Initial Public Offerings or Limited Offerings, that are subject to pre-clearance before purchase by an Access Person. If the need for a restricted list were to arise, the CCO would maintain the restricted list and ensure that the list was made available to all Access Persons. All Supervised Persons are required to inform the CCO of any new or prospective Clients that may hold an executive position at a company requiring the addition of that company’s securities on the restricted list.

Reviewing Reports
The CCO will be responsible for ensuring that reports submitted by each Access Person are reviewed to determine whether there may have been any transactions prohibited by this Code of Ethics.

Compliance and Review of the CCO
The CCO must comply with the Code of Ethics, including obtaining pre‐clearance for certain activities and submitting any required forms and/or reports. A designated person will be responsible for ensuring the compliance of the CCO with the Code of Ethics.

8.Review of Compliance Reports on the Code of Ethics

The COE is a dynamic document that is subject to periodic review by the Chief Compliance Officer (“CCO”) or delegate[s] as the Firm's business evolves. The CCO will include in the Annual CCO Report, all issues including, but not limited to, the following:

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•a description of issues that have arisen under the COE since the last reporting period including such items as any violations of the COE;
•sanctions imposed in response to the violations; and
•changes in the COE and any recommended changes.

9.BOOKS AND RECORDS

In its books and records, the Firm will maintain all documents related to the Code of Ethics including:
•A copy of the Code of Ethics adopted and implemented and any other Code of Ethics that has been in effect at any time within the past five years;
•A record of any violation of the Code of Ethics, and of any action taken as a result of the violation;
•A record of all written acknowledgments for each person who is currently, or within the past five years was, an Associated Person of the Firm;
•A record of each Access Person report described in the Code of Ethics;
•A record of the names of persons who are currently, or within the past five years were, Access Persons; and
•A record of any decision and the reasons supporting the decision, to approve the Acquisition of Beneficial Ownership in any Security in an Initial Public Offering or Limited Offering, for at least five years after the end of the fiscal year in which the approval was granted.

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